Exhibit 99.1

Hudson Pacific Properties

Enters Into Agreement for $425 Million

Private Placement; Closes New $300 Million

Term Loan Credit Agreement

Los Angeles, November 20, 2015 – Hudson Pacific Properties, Inc. (NYSE: HPP) (the “Company”) and Hudson Pacific Properties, L.P. (the “Operating Partnership”) announced today entry into a note purchase agreement providing for the private placement of $425.0 million of senior guaranteed notes (the “Notes”) by the Operating Partnership, consisting of $110.0 million of 4.34% Series A Guaranteed Senior Notes due January 2, 2023, $259.0 million of 4.69% Series B Guaranteed Senior Notes due December 16, 2025, and $56.0 million of 4.79% Series C Guaranteed Senior Notes due December 16, 2027.

In addition, on November 17, 2015, the Operating Partnership entered into a new term loan credit agreement, which provides for a $175.0 million unsecured five-year term loan credit facility and a $125.0 million unsecured seven-year term loan credit facility (collectively, the “New Term Loan”).

“Since closing the EOP Northern California Portfolio acquisition earlier this year, we have been working toward the full repayment of our two-year floating rate facility with long-term, fixed rate financing,” said Mark Lammas, Chief Financial Officer and Chief Operating Officer of Hudson Pacific Properties. “These new facilities accomplish that goal and provide us with additional funds to enhance our financial and operational flexibility going forward.”

The Notes are expected to be issued on December 16, 2015, subject to customary closing conditions. The Notes will pay interest semiannually until maturity, and will be fully and unconditionally guaranteed by the Company and, in certain limited circumstances, by subsidiaries of the Company. The Operating Partnership intends to use the proceeds from the private placement of the Notes to repay the remaining $375.0 million balance under its two-year term facility, with remaining proceeds being used to repay indebtedness under its unsecured revolving credit facility or for general corporate purposes.

As of November 17, 2015, the Operating Partnership had the ability to borrow up to $300.0 million under the New Term Loan, of which none had been drawn. The Company currently expects to draw funds under the New Term Loan in early January 2016. The Operating Partnership intends to use the amounts available under the New Term Loan to repay indebtedness under its unsecured revolving credit facility and for other general corporate purposes.

Also on November 17, 2015, the Operating Partnership amended its existing Term Loan Credit Agreement dated as of April 1, 2015 and its Second Amended and Restated Credit Agreement dated as of March 31, 2015, in each case, to align certain terms with the less restrictive terms of the New Term Loan.

A description of the terms of the Notes and of the New Term Loan and the amendments to the existing Term Loan Credit Agreement and Second Amended and Restated Credit Agreement can be found in the 8-K filed with the Securities and Exchange Commission, or the SEC, in connection with these facilities.

About Hudson Pacific Properties

Hudson Pacific Properties is a vertically integrated real estate company focused on acquiring, repositioning, developing and operating high-quality office and state-of-the-art media and entertainment properties in select West Coast markets. Hudson Pacific invests across the risk-return spectrum, favoring opportunities where it can employ leasing, capital investment and management expertise to create additional value. Founded in 2006 as Hudson Capital, the company went public in 2010, electing to be taxed as a real estate investment trust. Through the years, Hudson Pacific has strategically assembled a portfolio totaling approximately 17.3 million square feet, including land for development, in high-growth, high-barrier-to-entry submarkets throughout Northern and Southern California and the Pacific Northwest. The company is a leading provider of design-forward, next-generation workspaces for a variety of tenants, with a focus on Fortune 500 and industry-leading growth companies, many in the technology, media and entertainment sectors. As a long-term owner, Hudson Pacific prioritizes tenant satisfaction and retention, providing highly customized build-outs and working proactively to accommodate tenants’ growth. Hudson Pacific trades as a component of the Russell 2000® and the Russell 3000® indices. For more information visit hudsonpacificproperties.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2014 of the Company and the Operating Partnership filed with the SEC, on March 2, 2015, as amended, and other risks described in documents subsequently filed by the Company and the Operating Partnership from time to time with the SEC.

Investor/Media Contacts:

Hudson Pacific Properties, Inc.

Laura Campbell

Director, Investor Relations

310.622.1702

lcampbell@hudsonppi.com

Greg Berardi

Blue Marlin Partners

415.239.7826

greg@bluemarlinpartners.com